                                                                     EXHIBIT 2.1



                          PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into this 30th day of June, 2000, by and among AFFILIATED COMPUTER SERVICES, INC., a Delaware corporation ("PARENT"), ACS/ECG Holdings, LLC, a Delaware limited liability company and subsidiary of Parent ("SELLER") and Genpass, Inc., a Delaware corporation ("BUYER").

         WHEREAS, Parent has engaged in the business of providing ATM (as defined in Section 5.12) processing services, including ATM terminal driving, card authorization services, settlement and gateway services, debit card transaction processing, and cash replenishment (the "ECG Business") and the business of providing terminal maintenance and repair (the "SERVICE SOLUTIONS BUSINESS") (the ECG Business and Service Solutions Business are collectively referred to herein as the "BUSINESS");

         WHEREAS, ECG ASSETS, LLC, a Delaware limited liability company (collectively with Service Solutions (as defined below), "ECG") is an indirect wholly owned affiliate of Parent, and Parent has pursuant to a capital contribution agreement attached hereto as Exhibit A (the "ECG CONTRIBUTION AGREEMENT") transferred to ECG Assets, LLC the assets and certain of the liabilities of the ECG Business in exchange for all of the equity interest in ECG Assets, LLC (the "ECG INTEREST");

         WHEREAS, ECG SERVICE SOLUTIONS, LLC, a Delaware limited liability company ("SERVICE SOLUTIONS") is an indirect wholly owned affiliate of Parent, and Parent has pursuant to a capital contribution agreement, attached hereto as Exhibit B (the "SERVICE SOLUTIONS CONTRIBUTION AGREEMENT", and collectively with the ECG Contribution Agreement, the "CONTRIBUTION AGREEMENTS") transferred to Service Solutions certain of the assets and certain of the liabilities of the Service Solutions Business in exchange for all of the equity interest in Service Solutions (the "SERVICE SOLUTIONS INTEREST") (such transfers to ECG, collectively, being referred to as the "CONTRIBUTION", the assets included in the Contribution being referred to as the "CONTRIBUTED ASSETS" and the liabilities included in the Contribution being referred to as the "CONTRIBUTED LIABILITIES");

         WHEREAS, Parent has by way of a capital contribution contributed the ECG Interest to Seller and has by way of a capital contribution contributed the Service Solutions Interest to Seller and Seller has contributed the Service Solutions Interest to ECG Assets, LLC; and

         WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the ECG Interest, subject to the terms and conditions set forth herein, including structuring the transaction as an asset sale and purchase for purposes of federal income tax laws;

         NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the parties hereto agree as follows:

                                    ARTICLE I

                                PURCHASE AND SALE

         1.1 Purchase and Sale. At the Closing, Seller shall sell and transfer to Buyer, and Buyer shall purchase from Seller, the ECG Interest free and clear of all Liens for the Purchase Price provided in Section 1.2.

         1.2 Purchase Price. The aggregate purchase price for the ECG Interest and the covenant set forth in Section 5.12 shall be $179,815,727 (the "PURCHASE PRICE").

         1.3 Settlement of Cash. Buyer and Parent will take the actions set forth on Schedule 1.3 with respect to the settlement of ATM and vault cash.

         1.4 Treatment of Transaction. The parties intend that, for purposes of state contract law, the transaction contemplated hereby shall be treated as a sale of Seller's ECG Interest and, for federal income tax purposes, the transaction contemplated hereby shall be treated as a sale of certain assets of Seller and the assumption of certain liabilities of Seller as described in Revenue Ruling 99-5.

                                   ARTICLE II

                                     FUNDING

         2.1 Funding. The funding of the transactions contemplated by this Agreement (the "FUNDING") shall take place at the offices of Kirkland & Ellis, 200 East Randolph Drive, Chicago, Illinois 60601, commencing at 10:00 a.m. on the third business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Funding itself), or at such other place or on such other date as may be mutually agreeable to Buyer and Seller; provided that in any event, if Buyer's senior lenders require that the Funding take place at the offices of their attorneys, the parties agree that the Funding shall take place at such offices. The date of the Funding is herein referred to as the "FUNDING Date." Upon consummation, the Funding shall be deemed to be effective for Tax, financial and accounting purposes as of the end of business on June 30, 2000 (the "EFFECTIVE DATE").

         2.2 Deliveries by Buyer. At the Funding, Buyer shall deliver to Seller the following:

             (a) An amount equal to the Purchase Price in immediately available funds payable by wire transfer; and

             (b) The opinions, certificates and other documents and instruments required to be delivered by or on behalf of Buyer under Article VI below.

         2.3 Deliveries by Seller. At the Funding, Seller shall deliver to Buyer the following:

             (a) An agreement transferring to Buyer the ECG Interest substantially in the form of Exhibit C attached hereto; and

             (b) The opinions, certificates and other documents and instruments required to be delivered by or on behalf of Seller, Parent or ECG under Article VI below.

         2.4 Funding Agreements. At the Funding, the appropriate parties shall execute, acknowledge and deliver the following:

             (a) The Support Services Agreement by and among Buyer, Seller and ECG substantially in the form of Exhibit D attached hereto (the "SUPPORT SERVICES AGREEMENT");

             (b) A lease by and among ECG, Parent and 2828 North Haskell, Inc. in a form as reasonably agreed to by Buyer, Parent and 2828 North Haskell, Inc. relating to facilities at 2828 North Haskell, Dallas, Texas and at 3988 North Central Expressway, Dallas, Texas (the "LEASE"), 4 subleases by and between ECG and the appropriate sublessor in a form as reasonably agreed to by Buyer and Parent and relating to facilities at 1620 Valwood, Carrollton, Texas, 12691 Pala Drive, Garden Grove, California, 3434 West Sixth Street, No. 400, Los Angeles, California and 4412 Zenith Street, Jefferson Parish, Louisiana (collectively, the "SUBLEASES") and the other contracts identified on Schedule 3.21; and

             (c) Such other instruments or documents as may be reasonably necessary or reasonably appropriate to carry out the transactions contemplated hereby.

                                   ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Parent and Seller hereby jointly and severally represent and warrant to Buyer as follows:

         3.1 Authority; Capitalization and Ownership. (a) Parent and Seller each have all requisite power and authority to execute and deliver the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The board of directors of Parent and the sole member of Seller have each duly approved the Transaction Documents to which it is a party and have duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of Parent or member action on the part of Seller are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby.

             (b) Seller is the sole member of ECG Assets, LLC. All of the issued and outstanding Capital Stock of ECG Assets, LLC (as defined in the recitals above, the "ECG INTEREST") have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by Seller, free and clear of all Liens, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. Seller has the full right, power and authority to transfer the ECG Interest. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments of any kind obligating ECG Assets, LLC, contingently or otherwise, to issue, dispose or sell any interest thereto or any securities or obligations convertible into, or exchangeable for any interest therein. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to ECG Assets, LLC. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the ECG Interest. ECG Assets, LLC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any units of its Capital Stock. ECG Assets, LLC does not have, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity other than Service Solutions.

             (c) ECG Assets, LLC is the sole member of ECG Service Solutions, LLC. All of the issued and outstanding Capital Stock of Service Solutions, LLC (the "SERVICE SOLUTIONS INTEREST") have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by ECG Assets, LLC, free and clear of all Liens, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal. There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights, or other agreements or commitments of any kind obligating Service Solutions, LLC contingently or otherwise, to issue, dispose or sell any interest thereto or any securities or obligations convertible into, or exchangeable for any interest therein. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Service Solutions, LLC. There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the Service Solutions Interest. Service Solutions, LLC is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any units of its Capital Stock. Service Solutions, LLC does not have, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

         3.2 Validity. This Agreement has been, and the other Transaction Documents to which Parent or Seller is a party as of Funding will be, duly executed and delivered by Parent or Seller, as the case may be, and constitute lawful, valid and binding obligations of Parent and Seller, enforceable against Parent and Seller in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles.

         3.3 Absence of Conflicts. Except as set forth on Schedule 3.3, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Parent and Seller (including without limitation the Contribution and the other transactions referred to in the recitals to this Agreement) (i) do not and will not result in the creation of any Lien upon the ECG Interest or the Contributed Assets, and
(ii) are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of or create in any party the right to accelerate, terminate, modify, or cancel or require any notice under
(a) the articles of incorporation or bylaws of Parent or the organizational documents of Seller or ECG, (b) any material note, bond, indenture, contract, agreement, permit, lease, license or other instrument to which Parent, Seller or ECG is a party or by which Parent, Seller, ECG or any of their respective assets is bound, (c) any order, writ, constitution, statute, injunction, decree, ruling, charge or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Parent, Seller or ECG. Except with respect to the HSR Act or as set forth on Schedule 3.3, no approval, authorization, registration, consent, order or other action of or filing with any court, administrative agency or other governmental authority, is required for the execution and delivery by Parent and Seller of this Agreement or the consummation by Parent and Seller of the transactions contemplated hereby.

         3.4 Due Organization and Qualification. (a) Parent is a corporation validly existing and in good standing under the laws of Delaware, with full organizational power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the contracts to which it is party. Each of Seller and ECG is a limited liability company validly existing and in good standing under the laws of the State of Delaware and has full organizational power and authority. ECG has all requisite rights, licenses, permits and franchises to own, lease and operate the Contributed Assets, to carry on the Business and to perform its obligations under the contracts to which it is a party. ECG is qualified to do business as a foreign organization and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the Contributed Assets, or the nature of the Business requires it to be so qualified, except to the extent the failure to so qualify would not have a Material Adverse Effect.

             (b) On or before the Funding, Seller has delivered to Buyer correct and complete copies of the certificate of formation and limited liability company agreement (or equivalent governing documents) for ECG, which documents reflect all amendments made thereto at any time before the date hereof. Correct and complete copies of the minute books containing the records of meetings of the members and managers (or equivalent parties), the membership certificate books, and the membership record books of ECG have been furnished to Buyer on or before the Funding. ECG is not in default under or in violation of any provision of its certificate of formation or limited liability company agreement (or equivalent governing documents).

         3.5 Title to Assets. The Contributed Assets include, but are not limited to, the list of assets described in Schedule 3.5. ECG is the owner of all right, title and interest in, and has good, valid and marketable title to or a valid leasehold interest in, all of the Contributed Assets free and clear of all Liens other than Permitted Liens. Except as set forth on Schedule 3.5 or on
Schedule 3.8 or used pursuant to the Support Services Agreement, neither Parent nor Seller nor any of their Affiliates (other than ECG) owns any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are used in the Business.

         3.6 Intellectual Property.

              (a) Schedule 3.6 attached hereto sets forth a complete and correct list of all of the following that are material to ECG's conduct of the Business and owned by ECG, Parent or Seller (in each case, identifying the owner):

              (i) patented or registered Proprietary Rights, pending patent applications, and other applications for registrations of Proprietary Rights;

              (ii) unregistered trademarks, unregistered service marks, trade names, corporate names, and Internet domain names; and

              (iii) computer software (other than commercially available off-the-shelf software), including software licensed to Parent, Seller or ECG and material to the Business.

              (b) Except as set forth on Schedule 3.6:

              (i) ECG owns and possesses all right, title and interest in and to all of the Proprietary Rights set forth on Schedule 3.6 and owns and possesses all, right, title and interest in and to, or has a valid and enforceable license to use pursuant to a written license agreement set forth on Schedule 3.6, all Proprietary Rights necessary for the operation of the Business as presently conducted;

              (ii) ECG's Proprietary Rights are not subject to any liens, security interests or other encumbrances other than Permitted Liens, and are not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement set forth on
     Schedule 3.5;

              (iii) Neither Parent nor Seller nor any of Parent's Affiliates (excluding ECG) owns any Proprietary Rights used in the Business as currently conducted;

              (iv) Neither Parent, Seller or ECG has infringed, misappropriated or otherwise conflicted with, and the operation of the Business as currently conducted does not infringe, misappropriate or otherwise conflict with, any Proprietary Rights of any third party. Neither Parent, Seller or ECG is aware of any facts which indicate a likelihood of any of the foregoing and neither Parent, Seller or ECG has received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Proprietary Rights from any third party);

              (v) Parent and Seller have taken all reasonably necessary actions to maintain and protect all of Parent's, Seller's and ECG's Proprietary Rights used in the Business as currently conducted and will continue to maintain and protect all of Parent's, Seller's and ECG's Proprietary Rights used in the Business as currently conducted prior to the Funding so as not to adversely affect the validity or enforceability thereof;

              (vi) To the Knowledge of Parent, Seller and ECG, the owners of any Proprietary Rights licensed to ECG have taken all necessary and desirable actions to maintain and protect such Proprietary Rights;

              (vii) To the Knowledge of Parent, Seller and ECG, no third party has infringed, misappropriated or otherwise conflicted with any of ECG's Proprietary Rights and neither Parent, Seller or ECG is aware of any facts that indicate a likelihood of any of the foregoing;

              (viii) All of ECG's Proprietary Rights are valid and enforceable, and none of ECG's Proprietary Rights has been misused, no claim by any third party contesting the validity, enforceability, use or ownership of any of ECG's Proprietary Rights has been made, is currently outstanding or is threatened;

              (ix) No loss or expiration of any of ECG's Proprietary Rights is threatened, pending or reasonably foreseeable, except for patents, registered trademarks and registered service marks expiring at the end of their statutory terms (and not as a result of any act or omission by the Parent or Seller including, without limitation, a failure by Parent or Seller to pay any required maintenance fees); and

              (x) Other than in the Ordinary Course of Business, neither Parent nor Seller has agreed to provide any material indemnity to any third party for or against any interference, infringement, misappropriation or other conflict with respect to any of ECG's Proprietary Rights.

         3.7. Real Property.

              (a) Owned Properties. ECG does not own any real property and except as set forth on Schedule 3.7, there is no real property owned by Parent or Seller that is used in the operation of the Business.

              (b) Leased Properties. Schedule 3.7 sets forth a list of all of the leases and subleases ("LEASES") and each leased and subleased parcel of real property in which ECG has a leasehold and subleasehold interest (the "LEASED REAL PROPERTY"). Each of the Leases is in full force and effect, and ECG holds a valid and existing leasehold or subleasehold interest under each of the Leases. Seller has delivered to Buyer true, correct, complete and accurate copies of each of the Leases described in Schedule 3.7. With respect to each of the Leases listed on Schedule 3.7: (i) it is valid, binding, and enforceable in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles; (ii) it will continue to be valid, binding, and enforceable following the Funding in accordance with its terms, except as enforcement in each instance may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles; (iii) neither ECG nor, to the Knowledge of Parent, Seller or ECG, any other party to such lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under such lease; (iv) to the Knowledge of Parent, Seller or ECG, no party to such lease has repudiated any provision thereof; (v) there are no disputes, oral agreements, or forbearance programs in effect as to such lease; (vi) such lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to Buyer; (vii) ECG has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in such lease; and (viii) except as disclosed on

Schedule 3.3, none of the Leases requires the consent of any landlord, sublandlord, or other person as a result of the transaction contemplated by this Agreement.

              (c) Condition and Operation of Improvements. All of the premises and other improvements included within the Leased Real Property (the "IMPROVEMENTS") are in good condition and repair and adequate to operate such facilities as currently used. To the Knowledge of Parent, Seller and ECG, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof as currently used, occupied or operated. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Leased Real Property are installed and operating and are sufficient to enable the Leased Real Property to continue to be used and operated in the manner currently being used and operated. Each parcel of Leased Real Property has direct access to a public street adjoining the Leased Real Property on which it is situated over the driveways and accessways currently being used in connection with its use and operation.

         3.8 Sufficiency of Assets. The Contributed Assets are sufficient for ECG to conduct the Business in the same manner as conducted by Parent immediately prior to the Contribution, except as may result from exclusion of the Excluded Assets (which Excluded Assets are set out on Schedule 3.8) from the assets transferred to ECG and the services to be provided by Seller pursuant to the Support Services Agreement. The Contributed Assets are operated in conformity in all material respects with all material applicable laws and regulations, are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in a good state of repair and operating condition, reasonable wear and tear excepted, and are usable in the Ordinary Course of Business. Since the time of the Contribution there have been no additions to or reductions in the Contributed Assets except in the Ordinary Course of Business.

         3.9 Financial Statements. Schedule 3.9 sets forth the following financial statements of the Business (collectively, the "FINANCIAL STATEMENTS"):
(i) unaudited profit and loss statements for the fiscal year ended June 30, 1999, and (ii) unaudited balance sheets and profit and loss statements for the eleven (11) months ended May 31, 2000. The Financial Statements were prepared from the books and records of Parent in accordance with past accounting principles and practices consistently applied, which principles and practices depart from generally accepted accounting principles only in the manner described in Schedule 3.9 set forth therein and except for the fact that they do not include normal footnote disclosures and are subject to immaterial normal year-end adjustments, and present fairly the financial position and the results of operations of the Business as of the dates and for the periods indicated therein.

         3.10 Events Subsequent to May 31, 2000. Except as expressly contemplated by this Agreement, since May 31, 2000, there has not been any material adverse change in the business, financial condition, operations, or results of operations of the Business. Without limiting the generality of the foregoing, since that date, none of Parent, Seller and ECG individually or collectively, have with respect to the Business:

              (a) suffered any change that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or suffered any theft, damage, destruction, or casualty loss in excess of $100,000, to its assets, whether or not covered by insurance, or suffered any substantial destruction of books and records;

              (b) subjected any portion of the Contributed Assets to any Lien (other than Permitted Liens);

              (c) sold, leased, assigned, or transferred a portion of the Contributed Assets except in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it;

              (d) sold, assigned, licensed, or transferred (including, without limitation, transfers to Seller or any Insider) any Proprietary Rights or disclosed any material confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all rights of ECG in such confidential information) or received any material confidential information of any third party to Parent's, Seller's or ECG's Knowledge, in violation of any obligation of confidentiality;

              (e) suffered any extraordinary losses or waived any rights of material value;

              (f) entered into, amended, or terminated any material lease, contract, agreement, or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

              (g) entered into any other material transaction, or materially changed any business practice;

              (h) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, or (except in the Ordinary Course of Business) officer or employee or entered into any employment, severance, or similar contract or agreement with any director, officer, or employee;

              (i) adopted, or materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of ECG;

              (j) modified its cash management customs and practices (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

              (k) made any capital expenditures or commitments for capital expenditures except in the Ordinary Course of Business or failed to make capital expenditures at levels at least equal to those set forth in the board approved budget;

              (l) made a change in its accounting methods; or

              (m) made or committed to make any payments or other transfers in connection with, or in contemplation of, the transactions contemplated by this Agreement or the other Transaction Documents.

         3.11 Contracts.

              (a) Except as expressly contemplated by this Agreement, the Support Services Agreement or as set forth in Schedule 3.11, neither Parent (with respect to the Business), Seller (with respect to the Business), nor ECG is a party to or bound by any written or oral:

                  (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan or arrangement, or any collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

                  (ii) contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual compensation in excess of $100,000 or contract relating to loans to officers, directors or Affiliates;

                  (iii) contract under which Seller or ECG has advanced or loaned any other Person amounts in the aggregate exceeding $25,000, other than trade credit extended in the Ordinary Course of Business;

                  (iv) agreement or indenture relating to borrowed money or other Indebtedness or the mortgaging, pledging or otherwise placing a Lien on any asset or group of assets;

                  (v) guaranty of any obligation;

                  (vi) lease or agreement under which Parent, Seller or ECG is the lessee of or holds or operates any property, real or personal, owned by any other party, except for any lease or agreement for real or personal property under which the aggregate annual payments do not exceed $100,000;

                  (vii) lease or agreement under which Parent, Seller or ECG is the lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by Parent, Seller or ECG;

                  (viii) contract or group of related contracts with the same party or group of affiliated parties the performance of which involves aggregate annual payments in excess of $300,000;

                  (ix) assignment, license, indemnification or agreement with respect to any intangible property (including, without limitation, any Proprietary Rights);

                  (x) distribution or franchise agreement;

                  (xi) other than as disclosed in this Section or on Schedule 3.5, agreement with a term of more than six months, which is not terminable by Parent, Seller or ECG upon less than 90 days' notice without penalty or which involves more than $100,000 annually;

                  (xii) contract or agreement prohibiting Parent, Seller or ECG from freely engaging in the Business anywhere in the world; or

                  (xiii) any other agreement, other than in the Ordinary Course of Business, which is material to its operations and business prospects or involves a consideration in excess of $100,000 annually.

              (b) All of the contracts, agreements and instruments set forth on
Schedule 3.11(a) are valid, binding and enforceable in accordance with their respective terms and immediately after the Funding will be valid, binding and enforceable in accordance with their respective terms, except as enforcement in each instance may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. Parent, Seller and ECG have each performed all material obligations required to be performed by it and, except as set forth in
Schedule 3.11(b), within the past two (2) years neither Parent nor Seller has been notified of any alleged breach or default, is not, and to the Knowledge of Parent, Seller and ECG, none of the parties to such contract is, in breach of, violation of, or in default under the terms of any such contract, agreement or instrument set forth on Schedule 3.11(a). No event has occurred which with notice or passage of time or both would result in a breach, violation, default or event of noncompliance by Parent, ECG or Seller or, to Parent's, Seller's and ECG's Knowledge, any other party under the terms of any of such contracts, agreements or instruments set forth on Schedule 3.11(a). Except as set forth on
Schedule 3.11(b) or Schedule 3.3, the consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a breach of, violation of, or default under any provision of any of such contracts, agreements or instruments. Except as set forth on Schedule 3.11(b), (x) neither Seller, Parent nor ECG has received written or oral notice of the intention of any party to cancel or terminate any contract, agreement or instrument required to be set forth on Schedule 3.11(a) and (y) to Parent's, Seller's and ECG's Knowledge, there has not been any breach or anticipated breach by the other parties to any such contract, agreement or instrument.

              (c) Parent or Seller has provided Buyer with, or provided Buyer with access to, a true and correct copy of all written contracts which are required to be disclosed on Schedule 3.11(a), in each case together with all amendments, waivers, or other changes thereto (all of which are disclosed on Schedule 3.11(a)). Schedule 3.11(c) contains an accurate and complete description of all material terms of all oral contracts referred to therein.

         3.12 Employee Matters. Schedule 3.12 sets forth a list of all employees of Parent or Seller principally employed in the Business and as of the Funding the Transferred Employees (as defined in Section 5.9) will be employees of ECG. No collective bargaining agreement is applicable to any Transferred Employee. Neither Parent nor Seller has received notice from any Transferred Employee identified on Schedule 5.9 as a key employee that such employee plans to terminate his or her employment with ECG. Parent or Seller has paid or made provision for the payment of all wages accrued to or for the benefit of the employees of the Business. Parent and Seller have complied in all material respects with all applicable laws, rules, and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, and the payment and withholding of taxes. Parent and Seller have in all material respects withheld and paid to the appropriate governmental authority, or Parent or Seller is holding for the payment not yet due to the authority, all amounts required by law or agreement to be withheld from the salaries or wages of the employees of the Business.

         3.13 Compliance with Laws. Except as set forth on Schedule 3.13, each of Parent and Seller and their respective officers, directors, agents (in their capacity as such), employees, predecessors and Affiliates have complied with and are in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which are applicable to the Business or the Contributed Assets, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

         3.14 Insurance. Schedule 3.14 contains a list of each insurance policy maintained by Parent, Seller or ECG with respect to the Business or the Contributed Assets.

         3.15 Legal Proceedings. Except as set forth on Schedule 3.15, none of Parent, Seller, ECG or any part of the Business is engaged in or a party to or, to the Knowledge of Parent, Seller, or ECG, threatened to be made a party to any action, suit, proceeding, complaint, charge, hearing, investigation or arbitration relating to the Business or the Contributed Assets. Except as set forth on Schedule 3.13, neither Parent nor Seller has received written notice of any investigation threatened or contemplated by any foreign, federal, state or local governmental or regulatory authority relating to the Business or the Contributed Assets. With respect to the Business, neither Parent, Seller, ECG, nor the Contributed Assets is subject to any material judgment, order, writ, injunction, stipulation or decree of any court or any governmental agency or any arbitrator.

         3.16 Guaranties. As of the Funding, ECG will not be a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person or entity.

         3.17 Licenses and Permits. Schedule 3.17 hereto contains a complete list of each material business or governmental license, permit, certificate, certificate of occupancy, approval, exemption, registration or authorization, including any pending applications therefor, used in the Business (collectively, the "LICENSES AND PERMITS"). The Licenses and Permits are in all material respects valid and in full force and effect and there are no pending, nor, to the Knowledge of Parent, Seller and ECG, threatened, any material proceedings which could result in the termination, suspension, modification, revocation, limitation or impairment of any License or Permit. Neither Parent, Seller nor ECG has received written notice or has Knowledge of any material violation with respect to any Licenses and Permits. Except as indicated on Schedule 3.17, ECG owns or possesses such right in and to all Licenses which are necessary to conduct the Business as presently conducted. Seller has delivered or made available complete and correct copies of all the Licenses and Permits to Buyer.

         3.18 Environmental Matters. ECG is not required to have any material permit, license or other authorization under applicable laws and regulations relating to pollution control and protection of the environment to operate the Business in the manner in which it is currently operated. There are no pending civil or criminal actions, notices of violations or administrative proceedings relating to pollution control or protection of the environment with respect to the Business. ECG is, and at all times has been, in all material respects in full compliance with, and has not been and is not in violation of or liable in any material respects under, any Environmental Law. ECG does not have any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the facilities or any other properties or assets (whether real, personal, or mixed) in which ECG has had an interest, or with respect to any property or facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by ECG, or any other Person or entity for whose conduct it is or may be held responsible for, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

         3.19 Brokers. Other than First Annapolis Capital, Inc., neither Parent nor Seller has retained any broker or finder or incurred any liability or obligations for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby.

         3.20 Accounts Receivable. All notes and accounts receivable included in the Contributed Assets, as adjusted in the Ordinary Course of Business between the date of the Contribution and the Effective Date, are reflected properly on ECG's books and records, are valid receivables subject to no valid setoffs or counterclaims, and are current and collectible subject only to the stated allowance for doubtful accounts set forth on the face of the Financial Statements, as adjusted in the Ordinary Course of Business between the date of the Contribution and the Effective Date.

         3.21 Liabilities. The Contributed Liabilities consist solely of (i) the trade accounts payable and other ordinary course accrued expenses of the Business set forth on the face of the May 31, 2000 balance sheet (but not including Liabilities relating to the matters set forth on Schedule 3.15 or Liabilities under Section 5.9), (ii) the trade accounts payable and other ordinary course accrued expenses of the Business which have arisen after May 31, 2000 in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) other than Liabilities of Parent or Seller under Section 5.9, and (iii) obligations of Parent or ECG under the agreements, contracts, leases and licenses included in the Contributed Assets to the extent such obligations arise out of events, facts or transactions occurring after the Contribution. On the date the ECG Interest is transferred to Buyer pursuant to this Agreement ECG shall not have any liabilities except (a) the Contributed Liabilities, (b) trade accounts payable and other ordinary course accrued expenses of the Business which have arisen after the date of the Contribution in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), (c) liabilities for inventories ordered by Seller or ECG in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) prior to the Funding but not invoiced to Seller or ECG until after the Funding Date, and (d) liabilities and obligations arising under the Support Services Agreement, and agreements set forth on
Schedule 3.21.

         3.22 Tax Matters. (a) Each of Seller and ECG has filed or has caused to be filed on a timely basis all Tax Returns that are or were required to be filed by them, either separately or as a member of an Affiliated Group, and all such Tax Returns have been prepared in compliance with all applicable laws and regulations and are true and accurate in all material respects. All Taxes due and payable by Seller and ECG have been paid. No election has been made under Treas. Reg. Section 301.7701-3, or any corresponding foreign, state or local provision or administrative rule, to treat ECG as a corporation for income tax purposes.

              (b) Except as set forth in Schedule 3.22 attached hereto:

                  (i) the charges, accruals, and reserves for Taxes with respect to ECG for any pre-Effective Date Tax period reflected on ECG's Financial Statements are adequate to cover such Taxes (determined in accordance with GAAP) and are at least equal to ECG's liability for Taxes;

                  (ii) none of Seller or ECG has requested or been granted an extension of the time for filing any Tax Return which has not yet been filed;

                  (iii) none of Seller or ECG has consented to extend to a date later than the date hereof the time in which any Tax may be assessed or collected by any taxing authority;

                  (iv) there are no liens for Taxes (other than for current Taxes not yet due and payable) upon Seller, ECG or the Contributed Assets;

                  (v) the Contributed Liabilities do not include any obligation to make any payments, and ECG has not made any payments and is not and will not become obligated (under any contract entered into on or before the Effective Date or Funding Date) to make any payments, that will be nondeductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law);

                  (vi) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed by any taxing authority against any of Seller or ECG;

                  (vii) there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to Parent's, Seller's or ECG's Knowledge, threatened against or with respect to any of Seller or ECG;

                  (viii) no claim has ever been made by a taxing authority in a jurisdiction where any of Seller or ECG does not file Tax Returns that any of Seller or ECG is or may be subject to Taxes assessed by such jurisdiction;

                  (ix) none of Seller or ECG has been a member of an Affiliated Group other than one in which the Parent was the common parent, or filed or been included in a combined, consolidated or unitary income Tax Return, other than one filed by the Parent;

                  (x) Seller and ECG will be released from any Tax allocation, Tax sharing or similar agreement as of the Effective Date;

                  (xi) Buyer will not be required to deduct and withhold any amount pursuant to Section 1445 of the Code upon the transfer of the Contributed Assets or ECG Interests to Buyer; and

                  (xii) Seller and ECG have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

              (c) Schedule 3.22 contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any of Seller or ECG is required to file Tax Returns relating to income Taxes of Seller or ECG.

         3.23 Affiliated Transactions. Except as set forth on Schedule 3.23, no officer, director, employee, stockholder or Affiliate of Parent, Seller or ECG or any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with ECG or has any interest in any property or right used by the Business.

         3.24 Disclosure. This Article III does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make each statement contained herein or therein not misleading.

         3.25 Minimum Net Working Capital and Adjustment Net Assets. As of the Effective Date, ECG will have Net Working Capital of at least $4.25 Million and Adjusted Net Assets of at least $23.2 Million. "Net Working Capital" is defined as the book value of ECG's cash and cash equivalents minus the book value of ECG's current and noncurrent liabilities, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied. "Adjusted Net Assets" means the book value of the Contributed Assets (including the Retained Accounts Receivable) minus the book value of the sum of (i) ECG's current and non-current Liabilities, (ii) ECG's inventory, and (iii) ECG's prepaid expenses, determined on a consolidated basis in accordance with generally accepted accounting principles, consistently applied.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Seller as follows:

         4.1 Authority. Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The board of directors of Buyer has duly approved the Transaction Documents to which it is a party and has duly authorized the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby. No other corporate proceedings on the part of Buyer are necessary to approve and authorize the execution and delivery of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby.

         4.2 Validity. All Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer and constitute lawful, valid and legally binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally and by general equitable principles. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) Buyer's certificate of incorporation or bylaws, (b) any material note, bond, indenture, contract, agreement, permit, license or other instrument to which Buyer is a party or by which Buyer or any of its assets is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to Buyer.

         4.3 Due Organization. Buyer is validly existing and in good standing under the laws of the state of its incorporation, and has full power and authority to carry on the business in which it is engaged.

         4.4 Brokers. Buyer has not retained any broker or finder or incurred any liability or obligation for any brokerage fees, commissions or finders' fees with respect to this Agreement or the transactions contemplated hereby.

         4.5 Disclosure. This Article IV does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make each statement contained herein not misleading.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

         5.1 General. Each of the parties will use its commercially reasonable efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VI below).

         5.2 Affirmative Covenants of Parent and Seller. Except as otherwise contemplated by this Agreement, between the date hereof and the Funding, unless Buyer otherwise agrees in writing, Parent and Seller shall, and shall cause ECG to:

             (a) operate the Business only in the Ordinary Course of Business;

             (b) keep in full force and effect ECG's legal existence and all material contracts, rights, franchises, and intellectual property relating or pertaining to the Business and use its commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage thereunder to lapse;

             (c) make capital expenditures at levels consistent with past practice;

             (d) maintain the Contributed Assets in good repair, order, and condition (normal wear and tear excepted) consistent with current needs, replace in accordance with prudent practices ECG's inoperable, worn out, or obsolete assets with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss, or damage to any of the Contributed Assets before the Funding Date, either repair or replace such damaged property or use the proceeds of such insurance in such other manner as mutually agreed upon by Seller and Buyer;

             (e) maintain the books, accounts, and records of ECG and the Business in accordance with Parent's past accounting practices, consistent with the custom and practice as used in the preparation of the Financial Statements;

             (f) encourage the Transferred Employees to continue their employment with ECG after the Funding;

             (g) promptly (once Parent, Seller or ECG obtains actual knowledge thereof) inform Buyer in writing of any material variances from the representations and warranties contained in Article III or any material breach of any covenant hereunder by Parent or Seller;

             (h) cooperate with Buyer and use its commercially reasonable efforts to cause the conditions to Buyer's obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all third party and governmental notices, filings, authorizations, approvals, consents, releases, and terminations); and

             (i) cooperate with Buyer in Buyer's investigation of the Business and ECG, to permit Buyer and its employees, agents, accounting, legal, and other authorized representatives to (i) have full access to the premises, books, and records of the Business and ECG at reasonable hours, (ii) visit and inspect any of the properties of ECG, and (iii) discuss the affairs, finances, and accounts of the Business and ECG with the directors, officers, and key employees of ECG, and, subject to Parent's prior written approval, key customers, key sales representatives, key suppliers, and independent accountants of the Business and ECG.

         5.3 Negative Covenants of Parent and Seller. Except as expressly contemplated by this Agreement, between the date hereof and the Funding, unless Buyer otherwise agrees in writing, Parent and Seller shall cause ECG to not:

             (a) take any action that would require disclosure under Section
3.10;

             (b) make any loans, enter into any transaction with any Insider, or make or grant any increase in any employee's or officer's compensation or make or grant any increase in any employee benefit plan, incentive arrangement, or other benefit covering any of the employees of the Business, except in the Ordinary Course of Business;

             (c) establish, amend or contribute to any pension, retirement, profit sharing, or stock bonus plan or multiemployer plan covering any of the employees of the Business, except as required by law or in accordance with past practice;

             (d) except as specifically contemplated by this Agreement, enter into any contract, agreement, or transaction with respect to ECG or the Business, other than in the Ordinary Course of Business and at arm's length, with unaffiliated Persons;

             (e) declare, pay, make, or otherwise effectuate any dividends or distributions (other than in cash), redemptions, equity repurchases, or other transactions involving ECG's Capital Stock or equity securities;

             (f) sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets (or interests in any securities or assets) of the Business or ECG, or agree to do any of the foregoing, solicit any Person, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the Ordinary Course of Business;

             (g) enter into any amendments, extensions, renewals or other modifications with respect to any of the real property leases, or enter into any new lease, sublease, license, concession or other agreement for the use or occupancy of real property requiring rental and other payments in excess of $300,000 annually as averaged over the term of such lease, sublease, license, concession or other agreement; or

             (h) commit, or enter into any agreement to do, any of the foregoing.

         5.4 Consents. (a) Prior to the Funding, Parent and Seller shall use all commercially reasonable efforts (and will cause ECG to use all commercially reasonable efforts) to obtain all consents required to convey the Contributed Assets to ECG and to sell and transfer the ECG Interest to Buyer and to enter into the Subleases; provided, however, that Seller shall not have any obligation to amend, or cause to be amended, any contract, agreement, lease or other arrangement, to change, or cause to be changed, any permit or to make, or cause to be made, any payment to obtain any such consent; and provided, further, that Buyer shall cooperate and assist Seller in a commercially reasonably manner to obtain such consents. To the extent that any such agreement to be included in the Contributed Assets is not capable of being conveyed as a

Contributed Asset or the ECG Interest sold pursuant to this Agreement without the consent of the other party to such agreement, and such consent is not obtained prior to the Funding, or if such conveyance or sale or attempted conveyance or sale would constitute a breach thereof in the absence of obtaining such consent, nothing in this Agreement will constitute a conveyance or sale or an attempted conveyance or sale thereof. Each of the Buyer, Parent and the Seller shall cooperate with each other and use reasonable efforts to obtain any such approvals, provided, however, that Buyer shall not have any obligation to amend, or cause to be amended, any contract, agreement, lease or other arrangement, to change, or cause to be changed, any permit or to make or cause to be made, any payment to obtain any such consent.

             (b) In the event that such consents referred to in paragraph (a) are not obtained then Parent and the Buyer will each use reasonable efforts to cooperate in any reasonable and lawful arrangement to enter into a subcontract or other agreement or arrangement mutually agreeable to Parent and Buyer.

         5.5 Additional Covenants. Buyer and Parent shall make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under the HSR Act and any other applicable law; provided that Parent and Buyer shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Parent and Buyer shall request early termination of the waiting period under the HSR Act. Buyer is responsible for paying the application filing fee required under the HSR Act.

         5.6 Use of Affiliated Computer Services Name. In recognition of the fact that certain of the Contributed Assets have imprinted thereon the words "AFFILIATED COMPUTER SERVICES" and Parent's logotype and variations thereof, Buyer shall remove, within six months after the Funding, such name or logotype from, or render the same illegible on, all Contributed Assets on which they are imprinted or legible or, in the alternative, shall discontinue use of such assets. Subject to the foregoing, during the six-month period following Funding, Buyer and ECG are granted a non-exclusive, nonassignable royalty-free license to use all assets utilizing the words "AFFILIATED COMPUTER SERVICES," "ACS," and Parent's logotype and variations thereof.

         5.7 Exclusivity. Neither Parent nor Seller shall (and neither Parent nor Seller shall cause or permit any Affiliate, employee, officer, director, stockholder, agent or any other Person acting on its behalf to), discuss or negotiate with any other Person a possible sale of all or part of the ECG Interest or the Contributed Assets or the Business (except for dispositions of assets in the Ordinary Course of Business), whether such transaction takes the form of a sale of stock, merger, liquidation, dissolution, reorganization, recapitalization, consolidation. sale of assets or otherwise (an "ACQUISITION PROPOSAL"), or provide any information to any other Person concerning the Business (other than information which Parent or Seller provides to other Persons in the Ordinary Course of Business), so long as Parent and Seller have no reason to believe that the information may be utilized to evaluate an Acquisition Proposal. Parent, Seller and each Affiliate, employee, officer, director, stockholder, agent or other Person acting on their behalf (a) do not have any agreement, arrangement or understanding with respect to any Acquisition Proposal (except this Agreement), (b) shall cease and cause to be terminated any and all discussions with third parties regarding any Acquisition Proposal, and
(c) shall promptly notify

Buyer if any Acquisition Proposal, or any inquiry or contact with any Person or entity with respect thereto, is made.

         5.8 Accounts Receivable.

             (a) Seller shall promptly (and in any event within fifteen (15) days) remit to Buyer any payments with respect to the accounts receivable arising after the Effective Date which payments are received by Parent, Seller or any Affiliate thereof after the Effective Date or any payments with respect to accounts receivable transferred as part of the Contributed Assets and received by Parent, Seller or any Affiliate, except in each case any payments with respect to the accounts receivable identified on Schedule 5.8 attached hereto (the "RETAINED ACCOUNTS RECEIVABLE"). Buyer shall cause ECG to promptly (and in any event within fifteen (15) days) remit to Seller any payments received by Buyer, ECG or any Affiliate thereof with respect to the Retained Accounts Receivable.

             (b) The aggregate amount of the gross accounts receivable of ECG in existence as of the Effective Date other than the Retained Accounts Receivable are referred to as the "ACQUIRED ACCOUNTS RECEIVABLE." On the 180th day after the Effective Date, Seller shall pay to Buyer an amount of cash equal to the amount of Acquired Accounts Receivable which are still uncollected by ECG if any as of such date other than any accounts receivable in existence at the time of Effective Date with respect to which Seller or ECG, with the consent of Buyer (not to be unreasonably withheld), has entered into payment plans extending beyond the 180th day following the Effective Date.

             (c) With respect to each of the accounts receivable subject to such an agreed payment plan, on the thirtieth (30) day following the date on which the final payment is due from the obligor under such a payment plan, Seller shall pay to Buyer an amount of cash equal to the aggregate amount uncollected from the obligor.

             (d) Buyer shall cause ECG to make reasonable efforts to collect the Acquired Accounts Receivable and the Retained Accounts Receivable in the Ordinary Course of Business, but ECG will not be required to retain a collection agency, bring any suit, or take any other action out of the Ordinary Course of Business to collect any of the Acquired Accounts Receivable or the Retained Accounts Receivable.

             (e) To the extent that ECG has not collected the full amount of the Acquired Accounts Receivable and Buyer has been compensated therefor in accordance with paragraphs (b) and (c) above Buyer shall cause ECG to (i) continue its reasonable efforts to collect such uncollected Acquired Accounts Receivable and (ii) promptly (and in any event within fifteen (15) days) remit to Seller any payments thereafter received by Buyer, ECG or any Affiliate thereof with respect to the Acquired Accounts Receivable, up to a maximum equal to the amount paid by Seller to Buyer pursuant to paragraphs (b) and (c) above.

         5.9 Employees. (a) Prior to the effective date of commencement of employment with ECG, the Transferred Employees received benefits under the plans identified on Schedule 5.9(a), and Parent will have caused to vest any unvested Parent stock under the plans identified on Schedule 5.9(b) for the Transferred Employees (as defined in Section 5.9(b)).

             (b) Buyer will or will cause ECG to offer employment to all of the employees principally employed in the Business, as listed on Schedule 5.9(b) (the "TRANSFERRED EMPLOYEES"), on substantially the same terms and base compensation and benefits that are substantially the same in the aggregate, as are provided by Seller to such employees immediately prior to the Contribution. Buyer will give Transferred Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Buyer for such Transferred Employees' service with Parent or Seller to the same extent recognized by Parent or Seller immediately prior to the effective date of commencement of employment with ECG. Nothing herein shall obligate Buyer or ECG to continue to employ any Transferred Employee for any period of time after the Funding.

             (c) Seller and Parent shall be liable for all liabilities related to compensation and employee benefit plans or arrangements with respect to periods prior to the Effective Date, including, without limitation, (i) all claims for medical and dental benefits that are covered and eligible for payment under the terms of Seller's, Parent's or ECG's benefit plans and which are incurred prior to the Effective Date (including, without limitation, claims which are not paid or not reported, or both, prior to the Effective Date), (ii) short-term disability benefit payments for periods prior to the Effective Date,
(iii) payment of premiums for insured coverages prior to the Effective Date,
(iv) long-term disability benefits for individuals who became disabled prior to the Effective Date and (v) all claims for workers compensation benefits with respect to injuries incurred prior to the Effective Date. Neither Seller nor Parent shall be liable for any claims for medical or dental benefits that are incurred by Transferred Employees from and after the Effective Date.

             (d) On and after the Effective Date, ECG will be the plan sponsor of the benefit plans that are identified as ECG benefit plans on Schedule 5.9.

             (e) Seller and Parent shall take steps necessary to transfer to ECG, as soon as practicable after the Effective Date, the assets and liabilities relating to the Transferred Employees' health-care and dependent-care account balances under the flexible benefit plan in which Transferred Employees participated immediately prior to the Effective Date. After such transfer occurs, ECG shall be liable for reimbursement for all eligible health-care and dependent-care expenses that are incurred in calendar year 2000.

             (f) On the Effective Date, Seller and Parent shall pay Transferred Employees all accrued compensation and vacation pay that relate to periods prior to the Effective Date to the extent amounts would be due under Parent's existing compensation and benefit plans and arrangements.

             (g) Seller and Parent shall take steps necessary to transfer to a new 401(k) plan sponsored by ECG, as soon as practicable following the Effective Date, the Transferred Employees' account balances under the 401(k) plan in which Transferred Employees participated immediately prior to the Effective Date.

         5.10 Litigation Support. In the event and for so long as any party is actively contesting or defending against any action in connection with (a) any transaction contemplated under this

Agreement, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan occurrence, event, incident, action, failure to act, or transaction on or prior to the Funding Date which relates to the Business, the other party will cooperate with it or its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless, and to the extent that, the contesting or defending party is entitled to indemnification hereunder).

         5.11 Tax Matters. (a) Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and recording, filing and other fees (including any penalties and interest) incurred in connection with this Agreement and as a result of the Contribution by Parent and Seller to ECG and the purchase and sale of the ECG Interests by Seller to Buyer shall be paid by Seller when due, and Seller will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, and Buyer will join in the execution of any such Tax Returns and other documentation.

              (b) Allocation of Taxes Other than Real and Personal Property Taxes. For purposes of allocating Taxes with respect to Section 7.2(a)(v), except with respect to Real and Personal Property Taxes (defined in paragraph
(c) below), in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that begins before and ends after the Effective Date (a "Straddle Period"), the portion of such Tax which relates to the portion of such Tax period beginning before and ending on the Effective Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Effective Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any Taxes based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Effective Date.

              (c) Real and Personal Property Taxes. Seller shall indemnify and hold Buyer harmless for the portion of any state, county or local real or personal property tax or other similar ad valorem state, county or local tax on the Contributed Assets or the Business (the "Real and Personal Property Taxes") for any taxable period beginning before and ending after the Effective Date determined by multiplying the tax liability for the entire tax period by a fraction, the numerator of which is the number of days in such taxable period ending on the Effective Date, and the denominator of which is the total number of days in the entire taxable period. Buyer shall indemnify and hold Parent and Seller harmless for the portion of any Real and Personal Property Taxes for any taxable period beginning before and ending after the Effective Date, determined by multiplying the tax liability for the entire tax period by a fraction, the numerator of which is the number of days in such taxable period beginning on the day after the Effective Date, and the denominator of which is the total number of days in the entire taxable period. Seller shall indemnify and hold Buyer harmless for the Real and Personal Property Taxes for any taxable period which ends on or prior to the Effective Date regardless of when such taxes are assessed or which party bears the legal incidence of taxation. All Real and Personal Property Taxes which are assessed and owing prior to the Effective Date shall be paid by Seller.

              (d) Tax Contests. If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Contest") shall be delivered, sent, commenced, or initiated to or against ECG by any Taxing authority with respect to Taxes that results in or may result in a Loss for which indemnification may be claimed from Seller under this Agreement, Buyer shall promptly notify Seller in writing of such Tax Contest. Except with respect to any Straddle Period, Seller shall have the sole right to represent ECG's interests and to employ counsel of its choice at its expense with respect to any such Tax Contest and Buyer shall not be responsible for any legal fees, costs or other expenses relating to such Tax Contest but shall have the right to consult with Seller during such proceedings at its own expense; provided that prior to assuming control of such Tax Contest Seller acknowledge in writing its liability for the Taxes subject to the Tax Contest. Seller shall not accept any proposed adjustment or enter into any settlement or agreement in compromise or otherwise dispose of any such Tax Contest in a manner that would purport to bind or would affect the tax liability or tax attributes of ECG, the Business or the Contributed Assets for taxable periods or portions thereof ending after the Effective Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld. In the event that Seller does not take control of a Tax Contest which it has the right to control hereunder, as reasonably requested by Seller, Buyer shall keep Seller reasonably informed as to the progress of any such Tax Contest.

              (e) Tax Return Preparation and Filing. Seller shall prepare and file all Tax Returns required to be filed with respect to ECG, the Contributed Assets or the Business for Pre-Effective Date Periods (not including Straddle Periods) consistent with past practice. Buyer shall prepare and file all Tax Returns required to be filed with respect to ECG, the Contributed Assets or the Business for Straddle periods and Post-Effective Date Periods and, except with respect to sales and use Tax Returns described in paragraph (a) above, including sales and use or excise Tax Returns for a taxable period that begins before and ends on or after the Effective Date with a due date that falls in the Post-Effective Date Period. Buyer shall deliver to Seller a copy of the Tax Return for the Straddle Period not later than seven (7) business days prior to the date on which Buyer has notified Seller that such Tax Return is to be filed. Seller may make comments on such Tax Return until four (4) business days prior to the date such Tax Return is to be filed, and Buyer will incorporate such comments to the extent Buyer deems it to be appropriate to do so in the exercise of its reasonable discretion. Buyer shall provide to Seller a statement which supports the amount of Tax attributable to the Pre-Effective Date Period. Seller shall pay to Buyer, no later than three (3) days prior to the date a Tax Return for a Straddle Period is to be filed, the portion of the Taxes reflected on such Tax Return which is attributable to the Pre-Effective Date Period; provided that, appropriate credit with respect to such Taxes attributable to the Pre-Effective Date Period shall be given to Seller for payments (a) already made by Parent, Seller, or ECG to a taxing jurisdiction in the Pre-Effective Date Period or to Buyer as payment for such Tax liabilities but only if and to the extent that such payments are not included as Contributed Assets or as an asset of ECG as of the Effective Date, or (b) accruals for such Tax liabilities that are included as Contributed Liabilities (as long as such accruals are taken into account in determining Net Working Capital and Adjusted Net Assets for purposes of Section 3.25). Seller shall not file any amended Tax Return of ECG or make, change or revoke any Tax election of ECG.

              (f) Allocation of Consideration. Buyer shall allocate the consideration paid hereunder among the Contributed Assets, including goodwill and other assets, in accordance with Code Section 1060 and the regulations thereunder and any comparable provisions of state or local law, as appropriate within sixty (60) days after the Funding Date. Such allocation, to the extent such allocation is consistent with Code Section 1060 and the regulations thereunder and any comparable provisions of state or local law (as appropriate), will not allocate to accounts receivable, inventory, or fixed assets an amount which is materially greater than net book value on the Effective Date. Buyer shall provide Seller with a copy of the allocation schedule for Seller's review and comment for a period of twenty (20) days after Seller's receipt of the schedule. Buyer will incorporate such comments to the extent such changes are reasonable and are consistent with Code Section 1060 and the regulations thereunder and comparable provisions of state or local law, as appropriate. Buyer and Seller and their Affiliates shall report, act and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with such allocations prepared by Buyer. Seller shall timely and properly prepare, execute, file and deliver all such documents, forms and other information as Buyer may reasonably request to prepare such allocation and the amortization of goodwill and other tangible assets for Tax purposes. Neither Buyer nor Seller shall take any position (whether in audits, tax returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

              (g) Cooperation on Tax Matters. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (A) to retain all books and records with respect to Tax matters pertinent to ECG, the Contributed Assets and the Business relating to any taxable period beginning before the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow the other party to take possession of such books and records.

              (h) Tax Sharing Agreements. All tax allocation, tax sharing and similar agreements (other than this Agreement) with respect to or involving ECG shall be terminated as to ECG on or prior to the Effective Date, and after such date, neither ECG nor Buyer will not have any liability thereunder.

              (i) Buyer shall not make an election under Treas. Reg. Section 301.7701-3, or any corresponding foreign, state or local provision or administrative rule, to treat either ECG Assets, LLC or ECG Service Solutions, LLC to be a partnership or corporation retroactive to a date prior to the Effective Date.

         5.12 Covenant Not To Compete. (a) In consideration of Twenty Million Dollars ($20,000,000) of the Purchase Price paid to Seller, from the Funding Date until the fifth anniversary of the Funding Date, neither Seller nor Parent nor any of their Affiliates shall engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise directly or indirectly) in any business that owns, leases or drives ATMs or provides ATM processing services, including ATM terminal driving, ATM card authorization services, ATM settlement and gateway services, ATM debit card transaction processing, ATM terminal maintenance and repair and ATM cash replenishment (the "RESTRICTED BUSINESS"). For purposes of this Section 5.12, "ATMs" means automated teller machines that provide to a customer at the site of the machine one or more of the following functions: (i) electronic cash withdrawal from checking or savings accounts; (ii) balance inquiry; (iii) account transfer; (iv) credit and/or debit card cash advances; and (v) transaction denials. Nothing herein restricts, prohibits or in any way limits Parent and its Affiliates from providing processing and related services for (i) medicare, medicaid and other healthcare or welfare processing services, (ii) government electronic benefit transfer programs, and (iii) help desk, call centers, data base administration and other support services relating to check cashing services.

              (b) Notwithstanding the foregoing, Seller, Parent and their Affiliates shall be permitted to (a) own, directly or indirectly, less than five percent (5%) of any class of securities listed on a national securities exchange or traded publicly in the over-the-counter market, (b) directly or indirectly acquire an entity or business which engages in the Restricted Business if such business is 5% or less (measured by net revenues in its most recent fiscal year) of a larger business so acquired; provided that Seller, Parent and their Affiliates shall not be permitted to expand such business as operated by such entity in any way, or (c) acquire an entity or business which engages in the Restricted Business if such business is more than 5% (measured by net revenues in its most recent fiscal year) of a larger business so acquired, provided that Parent, Seller or their Affiliate shall sell the portion of the business which engages in the Restricted Business within sixty (60) days of the closing of such acquisition.

              (c) The Parties hereto agree that the covenant set forth in this
Section 5.12 is reasonable with respect to its duration, geographical area, and scope. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 5.12 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the preceding sentence, no modification shall be made to the compensation paid to Seller in consideration of the covenant set forth in this Section 5.12.

         5.13 Restriction on Hiring Employees. Unless Buyer and Parent otherwise agree in writing, from the Funding Date until the third anniversary of the Funding Date (i) neither Parent, Seller nor any of their Affiliates shall (x) directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor, or otherwise) or actually hire any Person employed by Buyer or ECG or any of their Affiliates, without the prior written consent of Buyer or (y) induce or attempt to induce any customer or other business relation of ECG or the Business into any business relationship which might materially harm ECG or the Business and (ii) neither Buyer nor any of its Affiliates, including after the Funding Date, ECG, shall directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor, or otherwise) or actually hire any Person employed by Parent, Seller or any of their Affiliates, without the prior written consent of Parent; provided that, Parent, Seller or any of their Affiliates may hire any employee of Buyer or ECG who resigned or was terminated by Buyer or ECG six (6) months or more prior to the date of hire by Parent, Seller or their Affiliate; and provided further that Buyer or any of its Affiliates, including, after the Funding Date, ECG, may hire any employee of Parent or Seller who resigned or was terminated by Parent or Seller, as the case may be, six (6) months or more prior to the date of hire by Buyer or its Affiliates.

         5.14 Confidentiality. Parent and Seller shall each treat and hold as confidential any information used solely in operating the Business (including, without limitation, all Proprietary Rights) that is not already generally available to the public (the "CONFIDENTIAL INFORMATION"), refrain from using any of the Confidential Information except in connection with this Agreement, and at any time upon the request of Buyer deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that Parent or Seller is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 5.14. If, in the absence of a protective order or the receipt of a waiver hereunder, Parent or Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal; provided that it shall use its commercially reasonable efforts to obtain, at the request and expense of Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

         5.15 Post-Execution. After the date of this Agreement, Parent and Seller shall give Buyer access to the decision making and management process, and Buyer shall participate in same, with respect to the direction of Ordinary Course of Business transactions, operations and decisions in the context of the Business.

         5.16 Cash Management from Effective Date to Funding Date. During the period beginning on the day after the Effective Date and ending on the Funding Date (the "Cash Management Period"), the Parent will monitor and account for all collections and cause ECG to monitor and account for all collections on accounts receivable and all other cash inflows of ECG (the "Transition Cash Inflows") and all Transition Cash Inflows will be immediately deposited into Parent or ECG bank accounts. During the Cash Management Period, the Parent will cause ECG to fund all accounts payable and other cash outflows of ECG (the "Transition Cash Outflows") through such Parent or ECG bank accounts. Parent agrees to insure that an accounting is done with respect to the Transition Cash Inflows and the Transition Cash Outflows and that Buyer shall receive the net cash attributable to such accounting.

         5.17 Investment Earnings on Net Cash Position After the Effective Date. Beginning on the day after the Effective Date and continuing so long as ECG funds are processed over night through Parent bank accounts, ECG will be the beneficiary of interest earnings on the daily Net Cash Position of the Business to the extent such funds are processed over night through Parent bank accounts. The daily Net Cash Position of the Business means, to the extent processed overnight through Parent bank accounts, the following will be determined based on the

              (a) investable initial operating cash balances and accounts receivable from Parent associated with the amount reported on the Effective Date balance sheet, updated on a daily basis to the day in question,

              (b) increased for the collective receipt of all collections on accounts receivable for such day,

              (c) decreased by accounts payable and payroll distributions for such day, and

              (d) increased or decreased, as appropriate, for all other cash inflows or disbursements of the Business.

         To the extent such interest earnings are due from Parent to ECG, or from ECG to Parent the amount of earnings will be calculated using the interest rate of the Wells Fargo Overland Express Sweep Service and will be settled among the parties by Parent from time-to-time (but no less often than monthly).

         5.18 License Grant. For purposes of this Section 5.18 only, the terms "Licensed Software", "Licensed Documentation" and "Intellectual Property Rights" shall have the meaning ascribed to them in a Software Development and License Agreement, dated April 15, 1997, between Parent and 7-Eleven, Inc. (formerly The Southland Corporation), and a Financial Services Center Pilot Agreement, dated January 1, 1998, between Parent and 7-Eleven, collectively such Agreements are referred to as the "7-Eleven Agreements". The term "Licensed Intellectual Property" shall mean, collectively, the Licensed Software, Licensed Documentation and Intellectual Property Rights, which shall include but not be limited to the patent application currently pending in the U.S. Patent and Trademark Office, filed May 12, 2000, which is a continuation patent application of Serial No. 08/934,446, filed September 9, 1997 (the "Patent Application"). Subject to the restrictions contained in this Section 5.18, effective as of the Effective Date, Parent grants to ECG a perpetual, worldwide, fully-paid, royalty-free, irrevocable (except as set forth in this Section), non-transferable (except as set forth in this Section), exclusive (subject to the license rights granted to 7-Eleven) license under any and all Licensed Intellectual Property owned or otherwise assertable by Parent to use the Licensed Software and Licensed Documentation ("License"). Excluded from the License is check cashing technology and all Intellectual Property Rights related thereto, including but not limited to United States Patent No. 6,038,553 entitled "Self Service Method of and System for Cashing Check", issued March 14, 2000. ECG shall be the owner of any modifications, enhancements and improvements made by ECG to the Licensed Intellectual Property. No rights or licenses are granted to ECG with respect to Licensed Intellectual Property except as expressly set forth in this Section. The License is subject to termination by Parent if ECG fails to meet its obligations under this Section 5.18 and does not cure such failure within thirty days after receipt by ECG of written notice from Parent.

         ECG may not (a) distribute to any third party copies of the Licensed Software and Licensed Documentation (b) translate, reverse engineer, decompile, or disassemble Licensed Software without the prior written consent of Parent or
(c) use Licensed Intellectual Property in conjunction with ATMs or other devices at Convenience Stores if such use, if engaged in by Parent, would be prohibited under the field of use exclusivity provisions of the 7-Eleven Agreements (i.e., Section 6.4 of the Software Development and License Agreement and Article 8 of the Pilot Agreement). Prior to a change of control of Parent, ECG may not assign or transfer the License or any rights thereunder, in whole or in part, or grant sublicenses or subcontract thereunder, without the prior written consent of Parent, which consent shall not be unreasonably withheld, except that ECG, without Parent's consent, may assign the License to any purchaser of ECG or its parent, Genpass, or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise). After a change of control of Parent, ECG may transfer, assign, sublicense and/or subcontract the License. In no event shall any such transfer, assignment, sublicense or subcontract relieve or modify the obligations hereunder. Parent may not assign or transfer ownership of the Licensed Intellectual Property Rights to an unaffiliated entity without the prior written consent of ECG, provided that Parent, without ECG's consent, may assign the Licensed Intellectual Property Rights to any purchaser of Parent or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise); however, in no event shall any such assignment or transfer relieve or modify the obligations hereunder.

         Parent shall exercise reasonable efforts to prosecute the Patent Application, at its expense; provided that if Parent elects not to continue prosecution, ECG may continue such prosecution at ECG's expense and Parent agrees to cooperate with such effort. Parent shall have no obligation to take any action to enforce or defend the Licensed Intellectual Property, including but not limited to filing any legal proceeding, but Parent shall have the option to do so at its sole discretion. If Parent does not take such enforcement action and ECG desires to take such action, ECG may do so at its option and expense, except ECG is prohibited from initiating suit against 7-Eleven that would require participation by Parent as a party to such action. If ECG must name Parent as a party to a permitted action, ECG may do so, subject to the aforementioned prohibition. Parent agrees to reasonably cooperate with ECG in any permitted action by ECG, at ECG's expense.

         The license rights granted herein shall be deemed licenses of "intellectual property" for purposes of the United States Code, Title 11,
Section 365(n). In the event of Parent's bankruptcy and a subsequent rejection or disclaimer of the License by a bankruptcy trustee or by Parent as a debtor-in-possession, whether under the law of the United States or the United Kingdom, or in the event of a similar action under applicable law, ECG may elect to retain its license rights, subject to and in accordance with the provisions of the United States Code, Title 11, Section 365(n) or other applicable law.

         Parent and Seller jointly represent and warrant to Buyer that (a) Parent owns and possesses all right, title and interest in and to the Licensed Intellectual Property, subject to the licenses referenced herein; and (b) to the knowledge of Parent, (i) the Licensed Intellectual Property has not infringed, misappropriated or otherwise conflicted with the Proprietary Rights of any third party and Parent is not aware of any facts that indicate a likelihood of the foregoing; and (ii) no third party has infringed, misappropriated or otherwise conflicted with the Licensed Intellectual Property and Parent is not aware of any facts that indicate a likelihood of the foregoing. The foregoing representations and warranties shall for purposes of this Agreement be deemed to be as if set forth in Section 3.6
(b).

         5.19 Additional Litigation Support. In the event and for so long as Parent, Seller or any Affiliate of either is pursuing, contesting or defending against any action in connection with the American Express contract, which contract is covered by the subcontract referenced in Section 6.2(e)(iv), Buyer shall (and shall cause ECG to) cooperate with such party and its counsel in the pursuit, contest or defense, make available personnel and provide such testimony and access to books and records as shall be reasonably necessary in connection with the pursuit, contest or defense. Buyer (and, where appropriate, ECG) will be reimbursed for out-of-pocket costs in connection with such cooperation. Any recoveries under any such action will be the property of Parent, Seller or an Affiliate, as the case may be.

                                   ARTICLE VI

                               CLOSING CONDITIONS

         6.1 Conditions Precedent to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject, at the option of Buyer, to the satisfaction at or prior to the Funding Date of each of the following conditions:

             (a) Accuracy of Representations and Warranties. The representations and warranties of Parent and Seller contained in this Agreement shall be true and correct in all material respects with respect to those not qualified as to materiality and shall be true and correct in all respects with respect to those qualified as to materiality, all on and as of the Effective Date and as of the Funding Date as though made on and as of that date (except where a representation and warranty is by its express language stated as of a particular date, in which case the representation and warranty continues to be made only as of that date), and Parent and Seller shall have so certified to Buyer in writing.

             (b) Compliance with Covenants. Parent and Seller shall have performed and complied in all material respects with all terms, agreements, covenants, and conditions of this Agreement to be performed or complied with by each of them at or prior to the Funding Date, and Seller shall have so certified to Buyer in writing.

             (c) Governmental Filings. All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to Buyer (without limiting the generality of the foregoing), all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

             (d) Material Adverse Change. Since May 31, 2000, there shall have been no material adverse effect on the business, financial condition, operations, results of operations or future prospects of the Business.

             (e) Legal Compliance. No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable judgment, decree, injunction, order, or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, cause such transactions to be rescinded, or materially and adversely affect the right of Buyer to own, operate, or control the Business or ECG, and no judgment, decree, injunction, order, or ruling shall have been entered which has any of the foregoing effects.

             (f) Legal Opinion. Seller shall have delivered to Buyer and its lenders a legal opinion issued by Hughes and Luce, L.L.P., counsel to Parent and Seller, with regard to the matters on Exhibit E attached hereto.

             (g) Certain Deliveries. On or before the Funding Date, Seller shall have delivered to Buyer all of the following:

                 (i) a certificate from an officer of Seller in a form reasonably satisfactory to Buyer, dated the Funding Date, stating that the preconditions specified in Sections 6.1(a) through (f) have been satisfied;

                 (ii) copies of the resolutions of the boards of directors of Parent and the sole member of Seller approving the transactions contemplated by this Agreement, certified by an officer of Parent or the sole member of Seller, as applicable;

                 (iii) certificates from the State of Parent's incorporation and the State of Seller's formation, dated within thirty (30) days of the Funding Date, as to the good standing and qualification to do business of each of Parent and Seller in such jurisdiction;

                 (iv) a copy of the certificate of formation for ECG, certified by the appropriate authority in the jurisdiction in which such entity was organized;

                 (v) a copy of the limited liability company agreement or equivalent document for ECG, certified by an officer of ECG;

                 (vi) certificates from appropriate authorities, dated within thirty (30) days of the Funding Date, as to the good standing and qualification to do business of ECG in each jurisdiction where it is so qualified;

                 (vii) all certificates and other instruments evidencing the ECG Interest;

                 (viii) all minute books, membership interest books, ledgers and registers, seals and other organizational records relating to the organization, ownership and maintenance of ECG;

                 (ix) copies of the consents, filings, authorizations and approvals described in Section 6.1(c) and listed on Schedule 6.1(g); and

                 (x) such other documents or instruments as Buyer may reasonably request to effect the transactions contemplated hereby;

             (h) Contribution Agreements. Parent and ECG shall have entered into the Contribution Agreements in form and substance as set forth in Exhibit A and Exhibit B attached hereto, and the Contribution Agreements shall be in full force and effect as of the Funding.

             (i) Other Matters. All proceedings to be taken by Parent or Seller in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by Parent the Company and Seller to effect the transactions contemplated hereby reasonably requested by Buyer shall be reasonably satisfactory in form and substance to Buyer.

         Any condition specified in this Section 6.1 may be waived by Buyer in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by Buyer.

         6.2 Conditions Precedent to the Obligations of Parent and Seller. The obligations of Parent and Seller under this Agreement are subject, at the option of Parent or Seller, to the satisfaction on or prior to the Funding Date of each of the following conditions:

             (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects with respect to those not qualified as to materiality and shall be true and correct in all respects with respect to those qualified as to materiality, all on and as of the Funding Date as though made on and as of that date, and Buyer shall have so certified to Seller in writing.

             (b) Compliance with Covenants. Buyer shall have performed and complied in all material respects with all terms, agreements, covenants, and conditions of this Agreement to be performed or complied with by it on or prior to the Funding Date, and Buyer shall have so certified to Parent and Seller in writing.

             (c) Governmental Filings. All governmental filings, authorizations, and approvals that are required for the consummation of the transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to Seller (without limiting the generality of the foregoing), all applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

             (d) Legal Opinion. Buyer shall have delivered to Seller a legal opinion issued by Kirkland & Ellis, counsel to Buyer, in a form reasonably acceptable to Parent, with regard to corporate power to execute, deliver, enter into and perform the Agreement and the subcontract referenced in Section 6.2(e)(iv) and, the validity and enforceability of same.

             (e) Certain Deliveries. On or before the Funding Date, Buyer shall have delivered to Seller all of the following:

                 (i) a certificate from an officer of Buyer in a form reasonably satisfactory to the Seller, dated the Funding Date, stating that the preconditions specified in Sections 6(a) through (e) have been satisfied;

                 (ii) a copy of the resolutions of the board of directors of Buyer approving the transactions contemplated by this Agreement, certified by an officer of Buyer;

                 (iii) a certificate from the State of Buyer's incorporation, dated as of or about the Funding Date, as to the good standing and qualification to do business in such jurisdiction;

                 (iv) a subcontract, executed by Buyer and ECG, effective as of the Effective Date, substantially in the form attached hereto as Exhibit F pursuant to which Buyer will perform obligations under a customer contract with American Express; and

                 (v) such other documents or instruments as Seller may reasonably request to effect the transactions contemplated hereby.

             (f) Other Matters. All proceedings to be taken by Buyer in connection with the consummation of the transactions contemplated by this Agreement and all certificates, opinions, instruments, and other documents required to be delivered by Buyer to effect the transactions contemplated hereby reasonably requested by Seller shall be reasonably satisfactory in form and substance to Seller.

              (g) Funding. No later than the date of this Agreement, Seller and Parent shall have received from GTCR Fund VII LP a written commitment (reasonably satisfactory in form to Parent) to provide at least $120 million in funding to Buyer for application to the Purchase Price at Funding, subject only to the satisfaction (or waiver by Buyer) of the conditions precedent in Section
6.1 to Buyer's obligations.

              Any condition specified in this Section 6.2 may be waived by Seller in its sole discretion; provided that no such waiver shall be effective unless it is set forth in a writing executed by Seller.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 Survival. All representations, warranties, covenants, and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Funding Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any party, the knowledge of any of such party's officers, directors, stockholders, employees, or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to Section 7.2(a)(i) or
Section 7.2(b)(i) unless written notice of a claim thereof is delivered to the other party before the Applicable Limitation Date. For purposes of this Agreement, the term "APPLICABLE LIMITATION DATE" shall mean the date which is eighteen (18) months after the Funding Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties of Parent and Seller set forth in Section 3.22 (Tax Matters), the Applicable Limitation Date shall be the date of expiration of the statute of limitations applicable to the statute, regulation or other authority which gave rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties of Parent and Seller set forth in Section 3.18 (Environmental Matters), the Applicable Limitation Date shall be the date which is five years after the Funding Date, and (iii) with respect to any Loss arising from or related to a breach of the representations and warranties of Parent and Seller set forth in Section 3.1 (Authority; Capitalization and Ownership), Section 3.2 (Validity), Section 3.3 (Absence of Conflicts), Section 3.4 (Due Organization and Qualification),
Section 3.5 (Title to Assets) or Section 3.19 (Brokers) and with respect to any Loss arising from or related to a breach of the representations and warranties of Buyer set forth in Section 4.1 (Authority), Section 4.2 (Validity) or Section
4.4 (Brokers), there shall be no Applicable Limitation Date (i.e., such representations and warranties shall survive indefinitely). The representations and warranties described in clause (iii) of the preceding sentence are referred to as the "FUNDAMENTAL REPRESENTATIONS AND WARRANTIES."

         7.2 Indemnification.

             (a) Indemnification by Parent. Parent shall indemnify and hold harmless Buyer and each of Buyer's officers, directors, stockholders, employees, agents, representatives, Affiliates, successors and assigns (collectively, the "BUYER PARTIES") from and against and pay on behalf of or reimburse such Buyer Parties in respect of any Loss which any such Buyer Party may suffer, sustain, or become subject to as a result of, relating to, or arising out of:

                  (i) the breach of any representation or warranty made by Parent or Seller contained in this Agreement or in any certificate delivered by Parent or Seller with respect thereto in connection with the Funding (in each case, determined without regard to any qualifications therein referencing the terms "MATERIALITY," "MATERIAL ADVERSE EFFECT," or other terms of similar import or effect),

                  (ii) the breach of any covenant made by Parent or Seller contained in this Agreement,

                  (iii) any Liabilities of ECG existing as of the Effective Date other than the Contributed Liabilities,

                  (iv) any claim, action or complaint originating from the ACI BASE 24 Version 5.1.2 Migration completed in 1999, which claim, action or complaint is made on or before the one year anniversary of the Funding,

                  (v) any liability of ECG (a) for Taxes with respect to any Tax period or portion thereof ending on or before the Effective Date (or for any Tax period beginning before and ending after the Effective Date, for Taxes to the extent allocable to the portion of such period beginning before and ending on the Effective Date), (b) for Taxes attributable to any Tax sharing or similar agreement, as a transferee or successor, by contract or otherwise, (c) pursuant to Treas. Reg.
         Section 1.1502-6 or any analogous STATE, local or foreign law or regulation or by reason of its having been a member of any consolidated, combined or unitary group on or prior to the Effective Date or (d) for Taxes imposed as result of being, or ceasing to be, a member of the Parent's Affiliated Group or combined or unitary Tax group,

                  (vi) Liabilities relating to the matters disclosed on Schedule 3.15,

                  (vii) any ATM Contract Termination by the other party to a customer contract identified on Schedule 7.2(a)(vii), which ATM Contract Termination is not solely the result of a breach of such contract by Buyer, ECG or any Affiliate thereof subsequent to the Effective Date (it being understood that if such other party terminates a customer contract due to dissatisfaction or breach attributable to the services provided by ACS to ECG under the Support Services Agreement, such termination will not be deemed to be the result of a breach of such contract by Buyer, ECG or any Affiliate thereof subsequent to the Effective Date); provided, however, that this indemnification obligation ceases with respect to any particular contract on Schedule 7.2(a)(vii) upon the earliest of (1) the receipt of a written consent in the form of Exhibit G attached hereto or otherwise acceptable to Buyer with respect to such contract, (2) a formal, written amendment of such contract executed by Buyer, ECG or any Affiliate thereof subsequent to the Effective Date or (3) the nine month anniversary of the Effective Date provided that no ATM Contract Termination of such contract has occurred before such nine month anniversary (unless such ATM Contract Termination was solely the result of a breach of such contract after the Effective Date by Buyer, ECG or any Affiliate thereof (subject to the Support Services Agreement parenthetical above)), or

                  (viii) any ATM Contract Termination by the other party to a customer contract identified on Schedule 7.2(a)(viii), which ATM Contract Termination is not solely the result of a breach of such contract by Buyer, ECG or any Affiliate thereof subsequent to the Effective Date (it being understood that if such other party terminates a customer contract due to dissatisfaction or breach attributable to the services provided by ACS to ECG under the Support Services Agreement, such termination will not be deemed to be the result of a breach of such contract by Buyer, ECG or any Affiliate thereof subsequent to the Effective Date); provided, however, that this indemnification obligation ceases with respect to any particular contract on this Schedule 7.2(a)(viii) upon the earlier of (1) a formal, written amendment of such contract executed by Buyer, ECG or any Affiliate thereof subsequent to the Effective Date or (2) ATM Contract Termination by the other party to the contract, which ATM Contract Termination is solely the result of a breach of such contract by Buyer, ECG or any Affiliate thereof after the Effective Date (subject to the Support Services Agreement parenthetical above).

                  (b) Indemnification by Buyer. Buyer shall indemnify and hold harmless Seller and each of Seller's officers, directors, stockholders, employees, agents, representatives, Affiliates, successors and assigns (collectively the "SELLER PARTIES") from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss which any such Seller Party may suffer, sustain or become subject to, as a result of, relating to, or arising out of:

                  (i) the breach of any representation or warranty made by Buyer contained in this Agreement or in any certificate delivered by Buyer with respect thereto in connection with the Funding (in each case, determined without regard to any qualifications therein referencing the terms "MATERIALITY," "MATERIAL ADVERSE EFFECT," or other terms of similar import or effect),

                  (ii) the breach of any covenant made by Buyer contained in this Agreement,

                  (iii) any Liability relating to ECG or the Business after the Effective Date, provided that this clause (iii) will not be interpreted in a manner that vitiates the scope of the indemnification provisions of Section 7.2(a).

                  (iv) Buyer's failure to continue to employ or cause ECG to employ the Transferred Employees, including without limitation, as a result of, relating to, or arising out of the Worker Adjustment and Retraining Notification Act, as amended, and all applicable regulations related thereto;

                  (v) any liability or obligation of ACS to Americash, Inc. or American Express ATM Holdings, Inc. as a result of conduct, after the Effective Date, by Buyer or ECG which is deemed to constitute a breach of Section 5.1 (Covenant Not to Compete) of that certain Agreement, dated as of May 3, 1999, by and among ACS, Americash, Inc. and American Express ATM Holdings, Inc., as such section of such agreement was in effect on May 3, 1999 (i.e., without regard to any subsequent amendments, supplements, extensions, or modifications thereto); or

                  (vi) Buyer's or ECG's use of the name "Affiliated Computer Services", "ACS" or Parent's logo type.

         7.3 Claims.

             (a) With respect to each claim subject to this Article, the party seeking indemnification (the "INDEMNIFIED PARTY") shall give prompt notice to the indemnifying party (the "INDEMNIFYING PARTY") after receiving written notice of any action, lawsuit, proceeding, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification; provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party is prejudiced thereby. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party (a "THIRD PARTY CLAIM") which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VII, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to control and appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party's right to assume control of such defense, it must first agree in writing to be fully responsible for all Losses relating to such claims and to provide full indemnification to the Indemnified Party for all Losses relating to such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim which the Indemnifying Party seeks to assume control (each, an "INDEMNIFIED PARTY CONTROLLED PROCEEDING") (i) involves a claim to which the Indemnified Party reasonably believes could be detrimental to or injure the Indemnified Party's reputation, customer or supplier relations or future business prospects, (ii) seeks non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (iii) involves criminal allegations, (iv) is one in which the Indemnifying Party is also a party and joint representation would be inappropriate or there may be legal defenses available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party, or (v) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. Notwithstanding the foregoing, if such claim involves a then current customer of Buyer, ECG or an Affiliate thereof, the claim shall be treated as an Indemnified Party Controlled Proceeding; if such claim involves a then current customer of Buyer, ECG or an Affiliated thereof that is still a customer but has sent a notice of termination, Buyer, Seller and Parent shall jointly share control of the defense; and if such claim involves a former customer of Buyer, ECG or an Affiliate thereof, either Seller or Parent may (but is not required to) assume control of the defense in accordance with this Section 7.3(a). With respect to actions, lawsuits, proceedings and investigations or other claims asserted by a third party which are outstanding as of the Funding Date, if Parent or Seller is currently defending such action, lawsuit, proceeding, investigation or other claim, Parent shall have the right to control such defense.

             (b) If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing.

             (c) If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim. The parties shall cooperate in the defense of any Third Party Claim and the relevant records of each party shall be made available on a timely basis.

             (d) Without limiting the foregoing, with respect to any claim or defense raised by Parent or Seller that Buyer Parties should not be entitled to indemnification by reason of any of Sections 7.2(a)(vii) or 7.2(a)(viii), the burden of proof shall be the responsibility of Parent and Seller.

         7.4 Limitations.

             (a) Buyer shall not be entitled to indemnification from Parent pursuant to Section 7.2(a)(i) (other than with respect to breaches of Sections
3.20 and 3.25) or Section 7.2(a)(ii) (with respect to breaches of Sections 5.1, 5.2, 5.3, 5.4, 5.5, and 5.6) unless and until the Buyer Parties have collectively suffered Losses by such breaches or pursuant to such Section in excess of One Million Dollars ($1,000,000) (the "BASKET") (at which point, subject to the other limitations herein, Parent will be liable to the Buyer Parties for all Losses in excess of such Basket); provided, however, that the Basket shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties and such Losses shall not count towards satisfaction of the Basket. The maximum aggregate amount recoverable from Parent pursuant to Section 7.2(a)(i) (other than with respect to breaches of Section 3.25, for which there is no maximum) and Section 7.2(a)(ii) (with respect to breaches of Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.8) shall be Eighteen Million Dollars ($18,000,000) (the "CAP"); provided, however, that the Cap shall not apply with respect to any Losses resulting from or relating to breaches of any Fundamental Representations and Warranties and such Losses shall not count towards satisfaction of the Cap; provided, further that the Cap will be raised after Funding Date on a dollar-for-dollar basis for each dollar up to $2,000,000 remitted to Seller on the Retained Accounts Receivable (other than remittances on the American Express accounts receivable included in the Retained Accounts Receivable).

             (b) The amount recoverable from Parent pursuant to Sections 7.2(a)(vii)-(viii) shall be equal to (regardless of actual Losses), with respect to any customer contract identified on Schedules 7.2(a)(vii)-(viii), respectively, which is terminated, an amount determined by multiplying the number of months remaining under such contract after the date of such ATM Contract Termination to the expiration of the term of such contract in effect as of the Funding as described on Schedule 7.2, times the average monthly revenue for such contract as described on Schedule 7.2), which amount will be paid on or before the dates on which such payments would otherwise have been due from the customer thereof.

             (c) Neither party shall have any obligation to indemnify the other party for such other party's consequential damages, special damages, incidental damages, indirect damages, lost profits or similar items except to the extent that such damages, lost profits or similar items are part of Third Party Claims against an Indemnified Party.

             (d) THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT ARE EXCLUSIVE AND SUPERSEDE ANY OTHER REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED IN NEGOTIATIONS OR OTHERWISE, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. NO REPRESENTATIONS AND WARRANTIES WHATSOEVER ARE MADE AS TO ANY FORECASTS OR PROJECTIONS.

         Notwithstanding any implication to the contrary contained in this Agreement, so long as Buyer delivers written notice of a claim to Parent no later than the Applicable Limitation Date, Parent shall be required to indemnify the Buyer Parties for all Losses (subject to the other limitations herein) which the Buyer Parties may incur in respect of the matters which are the subject of such claim, regardless of when incurred.

         7.5 Exclusive Remedy. The indemnification provisions of this Article shall be the exclusive remedy following the Funding for any claim related to the transactions contemplated hereby, including without limitation, any breaches or alleged breaches of any representation, warranty or failure to fulfill any covenants or agreement contained herein.

                                  ARTICLE VIII

                                   TERMINATION

         8.1 Termination. This Agreement may be terminated at any time prior to the Funding Date:

             (a) by mutual written consent of Buyer, Parent and Seller;

             (b) by Seller, if Buyer is not then entitled to terminate the Agreement pursuant to Section 8.1(c), upon a material breach of any covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) of this Agreement, as the case may be, would be incapable of being satisfied by July 31, 2000; provided, that in any case, a willful breach that has not been cured after 10 days' written notice shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(b);

             (c) by Buyer, if Seller is not then entitled to terminate the Agreement pursuant to Section 8.1(b), upon a material breach of any covenant or agreement on the part of Seller or Parent set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Section 6.1(a) or
Section 6.1(b) of this Agreement, as the case may be, would be incapable of being satisfied by July 31, 2000; provided, that in any case, a willful breach that has not been cured after 10 days' written notice shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 8.1(c);

             (d) by either Seller or Buyer, if the Funding shall not have been consummated on or before July 31, 2000;

         8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability on the part of Buyer or Seller to the other and all rights and obligations of any party hereto shall cease, except the provisions of this Section 8.2, Section 5.14 and Article IX shall continue in full force and effect and except that nothing herein shall relieve any party of any liability existing prior to such termination for (i) any breach of such party's covenants or agreements contained in this Agreement, or (ii) any willful breach of such party's representations or warranties contained in this Agreement.

                                   ARTICLE IX

                               GENERAL PROVISIONS

         9.1 Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by Buyer and Seller, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between or among any Persons or entities having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any party under or by reason of this Agreement.

         9.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered in Person or sent by registered or certified mail, postage prepaid, commercial overnight courier (such as UPS, Federal Express, etc.) with written verification of receipt or by telecopy. A notice shall be deemed given: (a) when delivered by personal delivery (as evidenced by the receipt); (b) five (5) days after deposit in the mail if sent by registered or certified mail; (c) one (1) business day after having been sent by commercial overnight courier as evidenced by the written verification of receipt; or (d) on the date of electronic confirmation if telecopied.

             (a) If to Buyer:

                 Genpass, Inc.
                 Highland Office Center
                 550 Pinetown Road

                 Fort Washington, Pennsylvania  19034
                 Attention:  Gregory C. Dillett
                 Fax:  (215) 619-0175


         With a copy to:

                 GTCR Fund VII, L.P.
                 6100 Sears Tower
                 Chicago, Illinois  60606
                 Attention:  Donald J. Edwards
                 Fax:  (312) 382-2201

         and

                 Kirkland & Ellis
                 200 East Randolph
                 Chicago, Illinois  60601
                 Attention:  Sanford E. Perl, Esq.
                 Fax:  (312) 861-2200


             (b) If to Seller or Parent:

                 Affiliated Computer Services, Inc.
                 2828 North Haskell
                 Dallas, Texas 75204
                 Fax:  214/823-5746
                 Attn:  General Counsel

         With a copy to:

                 Hughes & Luce, L.L.P.
                 1717 Main Street, Suite 2800
                 Dallas, Texas 75201
                 Fax:  214/939-5849
                 Attn:  David G. Luther, Jr.

Any party may change its address for receiving notice by written notice given to the others named above.

         9.3 Expenses. Each party shall bear its own investment banking, legal, accounting and administrative fees, cost and expenses in connection with the investigation, negotiation and consummation of the transaction contemplated hereby (collectively, the "TRANSACTION EXPENSES"). Seller shall bear the Transaction Expenses of ECG.

         9.4 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.5 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties named herein and their respective successors and assigns. Neither party may assign its rights or duties under this Agreement without the prior written consent of the other party; provided that Buyer hereby has the consent of Parent and Seller to assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and any such lender may exercise all of the rights and remedies of Buyer hereunder and after the one-year anniversary of the Funding Date Buyer hereby has the consent of Parent and Seller to assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of Buyer or ECG or any material portion of its assets (whether such sale is structured as a sale of stock, a sale of assets, a merger, or otherwise); however, in no event shall any such assignment relieve or modify Buyer's obligations hereunder.

         9.6 Entire Agreement. This Agreement and the documents referred to herein contain the entire understanding among the parties with respect to the transactions contemplated hereby and supersedes all other agreements, understandings and undertakings among the parties on the subject matter hereof, except for the Confidentiality Agreement, dated March 16, 2000, by and between GTCR Golder Rauner, LLC (which is the general partner in GTCR Fund VII, LP, which in turn owns a majority of Buyer) and, on behalf of Parent, First Annapolis Capital, Inc., which Confidentiality Agreement shall survive.

         9.7 Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws.

         9.8 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         9.9 Other Rules of Construction. References in this Agreement to sections, schedules and exhibits are to sections of, and schedules and exhibits to, this Agreement unless otherwise indicated. Words in the singular include the plural and in the plural include the singular. The word "OR" is not exclusive. The word "INCLUDING" shall mean including, without limitation. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.10 Press Releases and Announcements. Neither Buyer (nor any of its Affiliates) nor Seller (nor any of its Affiliates) will issue any press release or otherwise make a public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which shall not be unreasonably withheld), unless there is a good faith belief that such press releases are required by applicable law or stock exchange rules, or are necessary to obtain consents required to make the Contribution and consummate the transactions contemplated hereby.

         9.11 Partial Invalidity. In the event that any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provision hereof.

         9.12 Parties in Interest. Except as provided in Article VII, nothing in this Agreement, express or implied, is intended to confer on any Person, other than the parties and their respective successors and assigns, any rights or remedies under or by virtue of this Agreement.

         9.13 Supplemental Disclosure. Parent and Seller may supplement or amend each of the Schedules hereto with respect to any matter that arises or is discovered after the date hereof that, if existing or known at the date hereof, would have been required to be set forth or listed in the Schedules hereto; provided that for purposes of determining whether a breach exists with respect to any of the representations hereunder, or whether the condition in Section 6.1(a) is satisfied, any such supplemental or amended disclosure will not be deemed to have been disclosed to Buyer unless Buyer otherwise consents in writing. Notwithstanding the foregoing, Parent and Seller may amend Schedule 7.2 to remove any customer contract listed on Schedule 7.2 for which a consent is obtained prior to the Funding.

         9.14 Certain Definitions. For purposes of this Agreement, the term:

              (a) "Affiliate" of any particular Person means any other Person controlling, controlled by, or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, or otherwise.

              (b) "Affiliated Group" means an affiliated group as defined in
Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law) of which Seller or ECG is or has been a member.

              (c) "ATM Contract Termination" means, with respect to a customer contract, the first to occur of (i) the actual termination of such contract by the customer, (ii) the customer's movement of all or substantially all of the ATM volumes under such contract to another provider, or (iii) the customer's delivery of notice of termination or pending termination of such contract.

              (d) "Capital Stock" means (i) in the case of a corporation, any and all shares of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and
(v) in any case, any right to acquire any of the foregoing.

              (e) "Code" means the Internal Revenue Code of 1986, as amended.

              (f) "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

              (g) "Environmental, Health, and Safety Liabilities" means any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (i) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (ii) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (iii) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (iv) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

The terms "removal," "remedial," and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

              (h) "Environmental Law" means any legal requirement that requires or relates to:

                  (i) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (ii) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (iii) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (iv) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (v) protecting resources, species, or ecological amenities;

                  (vi) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (vii) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

                  (viii) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  (i) "Excluded Assets" means the following:

                  (i) The corporate books and records of Seller;

                  (ii) Prepaid taxes and any rights of Seller to any federal, state or local tax refunds;

                  (iii) All insurance policies of Seller and all rights of Seller arising under such insurance policies;

                  (iv) All leases and other assets set forth on Schedule 3.8;

                  (v) All rights, claims and credits relating to any Excluded Asset or any liability other than a Contributed Liability;

                  (vi) All rights of Seller under this Agreement and the agreements to be delivered in connection herewith;

                  (vii) All patents, patent applications and other intellectual property rights related thereto as set forth on Schedule 3.8;

                  (viii) All other assets listed on Schedule 3.8, including the IBM platform and facilities not leased from Seller by Buyer; and

                  (ix) All cash, cash equivalents, and bank accounts (other than ATM cash, vault cash and settlement cash and other than such amount of additional cash that Parent and Seller elect to contribute).

              (j) "Governmental Body" means any:

                  (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

                  (ii) federal, state, local, municipal, foreign, or other government;

                  (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

                  (iv) multi-national organization or body; or

                  (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

              (k) "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing material.

              (l) "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the applicable regulations enacted thereunder.

              (m) "Indebtedness" of any Person means, without duplication: (a) indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the Ordinary Course of Business), and any commitment by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit; (b) indebtedness guaranteed in any manner by such Person, including a guarantee in the form of an agreement to repurchase or reimburse; and (c) obligations under capitalized leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss.

              (n) "Insider" means, any officer, director, executive employee, stockholder, partner or Affiliate, as applicable, of ECG or any spouse or descendant (whether natural or adopted) of any such individual or any entity in which any of the foregoing Persons owns a 5% or greater direct or indirect beneficial interest.

              (o) "Knowledge" means and is limited to the actual knowledge of a Person's officers or management level employees or the knowledge that such Person's officers or management level employees should have had in the ordinary course of operating the business; provided that nothing herein imposes an obligation to make any inquiries or perform other diligence.

              (p) "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

              (q) "Lien" means any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind.

              (r) "Loss" means, with respect to any Person, any damage, liability, diminution in value, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any governmental entity or any department, agency or political subdivision thereof) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing.

              (s) "Material Adverse Effect" means any material adverse effect on the business, financial condition, operations, results of operations of the Business.

              (t) "Occupational Safety and Health Law" means any legal requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

              (u) "Ordinary Course of Business" means the ordinary course of businesses consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of supplies, repairs and maintenance, payment of accounts payable and accrued expenses, terms of sale, levels of capital expenditures, negotiation and renegotiation of vendor and customer contracts other than in connection with this transaction (including but not limited to the customer contracts listed on Schedule 7.2) and operation of cash management practices generally).

              (v) "Permitted Liens" means (i) liens for current taxes and other governmental charges and assessments which are not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (ii) liens of landlords and liens of carriers, workmen, mechanics and materialmen and other like liens arising in the Ordinary Course of Business for sums not yet due and payable and for which adequate reserves have been established in accordance with GAAP, and (iii) other immaterial liens or imperfections on property, which does not materially impair the occupancy or use of the property for the purposes for which it is currently used in connection with the Business.

              (w) "Person" means and includes an individual, a partnership, a joint venture, a limited liability company, a corporation or trust, an unincorporated organization, a group, or a government or other department or agency thereof, or any other entity.

              (x) "Proprietary Rights" means any and all (i) patents, patent applications, patent disclosures, as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, internet domain names, logos, and corporate names and registrations and applications for registration thereof, together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) mask works and registrations and applications for registration thereof, (v) computer software, data, data bases, and documentation thereof, (vi) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, if any, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and marketing plans, and customer and supplier lists and information), (vii) other intellectual property rights, (viii) copies and tangible embodiments thereof (in whatever protectable form or medium), and (ix) license agreements related thereto.

              (y) "Post-Effective Date Period" means any period or portion thereof ending after the Effective Date.

              (z) "Pre-Effective Date Period" means any period or portion thereof ending on or before the Effective Date.

              (aa) "Tax" or "Taxes" means any (A) federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, whether computed on a separate, consolidated, unitary or combined basis or in any other manner including any interest, penalties or additions to tax or additional amounts in respect of the foregoing and (B) liability of Seller or ECG for the payment of any amounts of the type described in clause (A).

              (bb) "Tax Returns" means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

              (cc) "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates, and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement, including, without limitation, the Support Services Agreement.

         9.15 Cross Reference. The following terms are defined in the following Sections of this Agreement:

                  Term                                                       Section
                  ----                                                       -------
                  Adjusted Net Assets                                        3.25
                  Acquired Accounts Receivable                               5.8(b)
                  Acquisition Proposal                                       5.7
                  Agreement                                                  Preface
                  American Express                                           7.2(b)(v)
                  Applicable Limitation Date                                 7.1
                  ATM                                                        5.12
                  Basket                                                     7.4(a)
                  Business                                                   Preface
                  Buyer                                                      Preface
                  Buyer Parties                                              7.2(a)
                  Cap                                                        7.4(a)
                  Cash Management Period                                     5.16
                  Confidential Information                                   5.14
                  Contribution Agreements                                    Preface
                  Contributed Assets                                         Preface
                  Contributed Liabilities                                    Preface
                  Contribution                                               Preface
                  ECG                                                        Preface
                  ECG Business                                               Preface
                  ECG Interest                                               Preface
                  Effective Date                                             2.1
                  Financial Statements                                       3.9
                  Fundamental Representations and Warranties                 7.1
                  Funding                                                    2.1
                  Funding Date                                               2.1
                  Improvements                                               3.7(d)
                  Indemnified Party                                          7.3(a)
                  Indemnifying Party                                         7.3(a)
                  Indemnified Party Controlled Proceeding                    7.3(a)
                  IT Agreement                                               7.2(b)(v)
                  Lease                                                      2.4(b)
                  Leased Real Property                                       3.7(b)
                  Leases                                                     3.7(b)
                  Licenses and Permits                                       3.17
                  Material Adverse Effect                                    7.2(a)(i)
                  Materiality                                                7.2(a)(i)
                  Net Cash Position                                          5.17
                  Net Working Capital                                        3.25
                  Parent                                                     Preface
                  Purchase Price                                             1.2
                  Real and Personal Property Taxes                           5.11(c)
                  Restricted Business                                        5.12
                  Retained Accounts Receivable                               5.8(a)

                  Seller                                                     Preface
                  Seller Parties                                             7.2(b)
                  Service Solutions                                          Preface
                  Service Solutions Business                                 Preface
                  Service Solutions Interest                                 Preface
                  Straddle Period                                            5.11(b)
                  Subleases                                                  2.4(b)
                  Support Services Agreement                                 2.4(a)
                  Tax Contest                                                5.11(d)
                  Termination                                                7.2(a)(vii)
                  Third Party Claim                                          7.3(a)
                  Transaction Expenses                                       9.3
                  Transferred Employees                                      5.9(a)
                  Transition Cash Inflows                                    5.16
                  Transition Cash Outflows                                   5.16

                [The rest of this page intentionally left blank.]

         IN WITNESS WHEREOF, each of the parties has caused this Purchase and Sale Agreement to be executed on its behalf by a duly authorized officer, all as of the date first above written.


AFFILIATED COMPUTER SERVICES, INC.                  GENPASS, INC.


By:      /s/ Mark A. King                            By:      /s/ Gregory C. Dillett
    -----------------------------------------           ----------------------------------------
Name:    Mark A. King                                Name:    Gregory C. Dillett
      ---------------------------------------            ---------------------------------------
Title:   Executive Vice President                    Title:   Chief Financial Officer
       --------------------------------------              -------------------------------------


ACS/ECG HOLDINGS, LLC


By:      /s/ Thomas G. Connor, Jr.
    ----------------------------------------
Name:    Thomas G. Connor, Jr.
      --------------------------------------
Title:   President, Chief Executive Officer
       -------------------------------------

                              DISCLOSURE SCHEDULES


         The Disclosure Schedules contain exceptions to the representations, warranties and covenants and certain other information of ACS/ECG Holdings, LLC (the "Seller") related to that certain Purchase and Sale Agreement dated June 30, 2000 (the "Agreement") by and among Seller, Affiliated Computer Services, Inc. (the "Parent") and Genpass, Inc. (the "Buyer"). Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in the Agreement.

         To the extent that any representation or warranty contained in the Agreement is limited or qualified by the materiality of the matters to which the representation or warranty is given, the inclusion of any matter in the Disclosure Schedules does not constitute a determination by Seller that such matters are necessarily material. Nor in such cases where a representation or warranty is limited or qualified by the materiality of the matters to which the representations or warranty is given shall the disclosure of any matter in the Disclosure Schedules imply that any other, undisclosed matter having a great value or other significance is not material. Any information disclosed herein under any Schedule shall be deemed to be disclosed and incorporated into any other Schedule where such disclosure is reasonably apparent on its face as being applicable to such other Schedule.

         Nothing in the Disclosure Schedules constitutes an admission of any liability or obligation of the Parent or Seller to any third party, nor an admission to a third party against the Parent's or Seller's interests.